PRINCIPAL FUNDS. INC.
AMENDED AND RESTATED SUB-ADVISORY
AGREEMENT
CAUSEWAY CAPITAL MANAGEMENT LLC SUB-
ADVISED FUND


     AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
(the "Agreement") executed as of the 1st day of October, 2017 by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the "Manager"), and CAUSEWAY CAPITAL MANAGEMENT LLC, a Delaware Limited Liability Company
(hereinafter called the "Sub-Advisor").

W I T N E S S E T H:

     WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and
     WHEREAS, the Manager desires to retain the Sub-Advisor to
render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-
Advisor desires to furnish such services; and
     WHEREAS, the Manager and the Sub-Advisor agree to amend
and restate the Amended and Restated Sub- Advisory Agreement between the Manager (having assumed the rights and obligation of Principal Management Corporation) and the Sub-Advisor dated January
1, 2010 with this Agreement; and
     WHEREAS, the Manager has furnished the Sub-Advisor with
copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:
(a)	Management Agreement (the "Management Agreement") with
the Fund;
(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (the
"SEC");
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by
the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.
     NOW, THEREFORE, in consideration of the premises and the
terms and conditions hereinafter set forth, the parties agree as follows:
1.	Appointment of Sub-Advisor

In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's
Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor

The Sub-Advisor will:
(a)	Provide investment advisory services, including but not
limited to research, advice and supervision for the Allocated Assets of each Series.

(b)	Follow an investment program for each Series consistent
with each Series' respective investment objective(s) and
policies and any specific criteria applicable to the
Allocated Assets.
(c)	Implement the approved investment program for the
Allocated Assets by placing orders for the purchase and
sale of securities without prior consultation with the
Manager and without regard to the length of time the
securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws and the requirements of the
1940 Act, as each of the same shall be from time to time
in effect.
(d)	Advise and assist the officers of the Fund, as requested
by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business
of each Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Allocated Assets,
compliance with the 1940 Act and the regulations
adopted by the SEC thereunder and the Series'
investment strategies and restrictions as stated in the
Fund's prospectus and statement of additional
information and any specific criteria applicable to the
Allocated Assets.
(f)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may
reasonably deem appropriate in order to enable it to
determine that the investment policies, procedures and
approved investment program of each Series (and any
specific criteria applicable to the Allocated Assets are
being observed.
(g)	Upon request, provide assistance and information for the
determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance
with procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical
and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its investment
advisory services to the Allocated Assets.
(i)	Open accounts with broker-dealers and futures
commission merchants ("broker-dealers"), select broker-
dealers to effect all transactions for each Series, place all necessary orders with broker-dealers or issuers
(including affiliated broker-dealers), and negotiate
commissions, if applicable. The Sub-Advisor may only
open and maintain accounts with broker-dealers, futures
commission merchants, banks and/or other financial
institutions that the Sub-Advisor believes, through
commercially reasonable efforts, are Foreign Account Tax Compliance Act ("FATCA") compliant. Such commercially reasonable efforts shall include obtaining a signed IRS
Form W-9 or W-8 from any investment counterparty
selected by the Sub- Advisor for Fund investment
transactions. To the extent consistent with applicable law, purchase or sell orders for each Series may be aggregated with contemporaneous purchase or sell
orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by
the Sub-Advisor in the manner the Sub-Advisor considers
to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-
Advisor will report on such allocations at the request of
the Manager, the Fund or the Fund's Board of Directors
providing such information as the number of aggregated
trades to which each Series was a party, the broker-
dealers to whom such trades were directed and the basis
for the allocation for the aggregated trades. The Sub-
Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series and at commission rates that
are reasonable in relation to the benefits received.
However, the Sub-Advisor may select brokers or dealers
on the basis that they provide brokerage, research or
other services or products to the Sub-Advisor. To the
extent consistent with applicable law, the Sub-Advisor
may pay a broker or dealer an amount of commission for
effecting a securities transaction in excess of the amount
of commission or dealer spread another broker or dealer
would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services
provided by such broker or dealer. This determination,
with respect to brokerage and research products and/or
services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-
Advisor and its affiliates have with
respect to each Series as well as to accounts over which
they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the
Allocated Assets. In addition, joint repurchase or other
accounts may not be utilized by the Series except to the
extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.
(j)	Maintain all accounts, books and records with respect to
the Allocated Assets as are required of an investment
adviser of a registered investment company pursuant to the
1940 Act and Investment Advisers Act of 1940, as amended
(the "Advisers Act"), and the rules thereunder, and furnish
the Fund and the Manager with such periodic and special
reports as the Fund or the Manager may reasonably
request. In compliance with the requirements of Rule 31a-3
under the 1940 Act, the Sub-Advisor hereby agrees that all
records that it maintains for each Series are the property of the Fund as well as the Sub- Advisor, agrees to preserve
for the periods described by Rule 31a-2 under the 1940 Act
any records that it maintains for the Series and that are
required to be maintained by the Sub-Advisor under Rule
31a-1(f) under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it
maintains for a Series upon request by the Fund or the
Manager (but may keep copies thereof only if it is required
by law). The Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is directly
related to the services the Sub-Advisor provides to a
Series.
(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to
that Rule as the same may be amended from time to time.
The Manager acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor shall
promptly forward to the Manager a copy of any material
amendment to the Sub-Advisor's Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor's Code of
Ethics.
(l)	From time to time as the Manager or the Fund may request,
furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such
detail as the Manager or the Fund may reasonably request.
The Sub-Advisor will make available its officers and
employees to meet with the Fund's Board of Directors at
the Fund's principal place of business on due notice to
review the investments of a Series.
(m)	Provide such information as may be required or reasonably
requested by the Manager, for the Fund or the Manager to
comply with their respective obligations under applicable
laws, including, without limitation, the Internal Revenue
Code of 1986, as amended (the "Code"), the 1940 Act, the
Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder. Such information includes,
but is not limited to: the Sub-Advisor's compliance manual
and policies and procedures adopted to comply with Rule
206(4)-7 of the Advisers Act; the Sub-Advisor's most recent
annual compliance report or a detailed summary of such
report; timely and complete responses to all Quarterly
Compliance Questionnaires (including the identification of
any material compliance matters and a copy of any material
changes to the Sub-Advisor's Rule 206(4)-7 compliance
policies and procedures, marked to show changes along
with a written summary of the purpose of each such
change); Annual Proxy Voting Questionnaires; Annual Best
Execution and Soft Dollar Questionnaires, and responses
to all other requests from the Manager. The Sub-Advisor
agrees to make available for the Manager's review all
deficiency letters issued by the SEC together with all
responses given by Sub-Advisor to such letters. The review
of SEC deficiency letters issued to the Sub-Advisor and Sub-Advisor's responses will only occur while Manager's personnel are present at the Sub-Advisor's offices located
at Los Angeles, California. Documentation provided to the Manager's personnel for review cannot be copied or removed from the Sub-Advisor's offices. The Sub-Advisor
will advise the Manager of any material changes in the Sub-Advisor's ownership within a reasonable time after any such change.
(n)	Vote proxies received on behalf of each Series (with
respect to the Allocated Assets) in a manner consistent with the Sub-Advisor's proxy voting policies and procedures and
provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC
rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities held by each Series (with respect to the Allocated Assets).
(p)	Cooperate with the Manager in its performance of quarterly
and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and Section
817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the requirements imposed by the Code, the Sub-Advisor will be informed by the Manager and, in consultation with the Manager and its tax advisors, will take prompt action to bring the Series back into compliance within the time permitted under the Code.

3.	Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, a Series, the Fund or its shareholders for any loss suffered by the Manager, Series or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or resulting from the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates. The parties acknowledge and agree that broker- dealers selected by the Sub-Advisor are not agents of the Sub-Advisor hereunder. The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that the Manager, a Series or the Fund may have under any U.S.
securities laws.

6.	Trade Errors

The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub- Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Allocated Assets level), unless otherwise agreed to in writing.

7.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to delegate the Sub-Advisor's obligations under this Agreement for the provision of certain personnel and back office, reconciliation or compliance services, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.

8.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may properly request or require pursuant to applicable laws and regulations.

9.	Duration and Termination of This Agreement

This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment of this Agreement

No amendment of this Agreement shall be effective unless in writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor , Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval. The Sub-Advisor may cease accepting additional assets to manage on behalf of a Series upon notice to the Manager of at least six months, or such longer period as may be necessary for the Manager and the Board to select, and recommend to Series shareholders, a new sub-advisor who will accept management responsibility for additional assets in the Series and for Series shareholders to approve a new sub-advisory agreement with such sub-advisor; provided, that such period may be reduced if necessary in the best interest of shareholders of the Series.

11.	Additional Series

In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A and B hereto and upon Sub-Advisor's agreement.

12.	General  Provisions

(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial
Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be Causeway Capital Management
LLC, 11111 Santa Monica Boulevard, 15th Floor, Los
Angeles, CA 90025.

(c)	The Sub-Advisor will promptly notify the Manager in writing
of the occurrence of any of the following events:

(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation,
at law or in equity, before or by any court, public board
or body, involving the affairs of a Series (not including routine books and records examinations).
(3)	the Sub-Advisor becomes aware of any pending action,
suit, proceeding, inquiry or investigation that is
reasonably likely to result in a conviction, order,
judgment or decree issued with respect to it or any
affiliate that could reasonably be expected to result in
the Sub-Advisor becoming ineligible to serve as an
investment adviser of a registered investment company
under the 1940 Act.
(4)	the Sub-Advisor becomes aware of a transaction or
series of transactions that is reasonably likely to result in a change in the management or control of the Sub-
Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor, provided that the Sub-
Advisor is only obligated to notify the Manager when it is commercially reasonable to do so.

(d)	The Manager shall provide (or cause the Series custodian
to provide) timely information to the Sub- Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	This Agreement contains the entire understanding and
agreement of the parties.

(f)	The Manager agrees that any representations by the
Manager or Fund concerning Sub-Advisor shall accurately conform with information provided for such purpose by Sub-Advisor.

(g)	Each of the parties to this Agreement hereby represents
and warrants to the other that (a) it is duly authorized
and empowered to execute, deliver and perform this
Agreement; (b) such action does not conflict with or
violate any provision of law, rule, regulation, governing document, contract, deed of trust, or other instrument to which it is a party or to which any of its property is
subject; (c) this Agreement is a valid and binding
obligation of such party enforceable against such party
in accordance with its terms; and (d) it will comply with applicable state and federal law.
(h)	Each party agrees that it will treat confidentially all
information provided by the other party regarding such other party's business and operations, including without limitation the investment activities or holdings of the Series. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party except as necessary or appropriate to perform services under this Agreement. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required or requested to be disclosed by any regulatory authority with jurisdiction, by judicial or administrative process or otherwise by applicable law or regulation. The Sub-
Advisor acknowledges that it is aware of the Fund's policy on holdings disclosure.

(i)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(j)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-Advisor's policies to permit those who select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC









By
/s/ Michael J. Beer


Name:
Michael J. Beer


Title:
Executive Director - Principal Funds









By
/s/ Adam U. Shaikh


Name:
Adam U. Shaikh


Title:
Counsel





CAUSEWAY CAPITAL MANAGEMENT LLC









By
/s/ Gracie V. Fermelia


Name:
Gracie V. Fermelia


Title:
Chief Operating Officer



APPENDIX A


[INTENTIONALLY OMITTED]
APPENDIX  B


Effective Date and Initial Term of Sub-
Advisory Agreement for each Series
Series
Effective Date
Initial Term
Overseas Fund
September 30, 2008
2 Years